NEWS RELEASE

NETGEAR® Announces Appointment of New Board Member

San Jose, Calif. — January 20, 2016— NETGEAR®, Inc. (NASDAQ: NTGR) (www.netgear.com), a global networking company that delivers innovative products to consumers, businesses and service providers, today announced the appointment of Grady Summers to its board of directors. Mr. Summers brings extensive experience in technology trends, cybersecurity and cloud-based products and services in a variety of highly relevant global technology companies and industries. He fills a newly created seat on NETGEAR’s board of directors and has been appointed as a member of the audit committee of the board as well. Mr. Summers will stand for election at NETGEAR’s next annual stockholder meeting to be held later in 2016, when it is anticipated that the board size will return to nine as a result of the departure of a retiring director.

Patrick Lo, Chairman and CEO of NETGEAR, commented, “We are extremely pleased to welcome Grady to the NETGEAR board of directors. We are excited about the wealth of technology experience, strategic insight and energy that he will contribute to our board, and we are confident that Grady will be an immediately impactful and valuable member.”

Mr. Summers is Senior Vice President and Chief Technology Officer of FireEye, Inc., a leading provider of comprehensive cybersecurity solutions for detecting, preventing and resolving advanced cyber-attacks, where he oversees the global CTO team that supports R&D and product engineering. He joined FireEye through its acquisition of Mandiant in 2014. At Mandiant, Mr. Summers served as the Vice President of Strategic Solutions and led the company’s strategic consulting and customer success divisions. Prior to Mandiant, from 2010 to 2012, Mr. Summers was a principal at Ernst & Young, responsible for the firm's information security program management practice. Before E&Y, from 1999 to 2010, he held various roles at General Electric, most recently as the Chief Information Security Officer overseeing a large global information security organization. Mr. Summers holds an MBA from Columbia University and a B.S. in computer systems from Grove City College in Pennsylvania.

About NETGEAR, Inc.
NETGEAR (NASDAQ: NTGR) is a global networking company that delivers innovative products to consumers, businesses and service providers. The Company's products are built on a variety of proven technologies such as wireless (WiFi and LTE), Ethernet and powerline, with a focus on reliability and ease-of-use. The product line consists of wired and wireless devices that enable networking, broadband access and network connectivity. These products are available in multiple configurations to address the needs of the end-users in each geographic region in which the Company's products are sold. NETGEAR products are sold in approximately 38,000 retail locations around the globe, and through approximately 30,000 value-added resellers, as well as multiple major cable, mobile and wireline service providers around the world. The company's headquarters are in San Jose, Calif., with additional offices in approximately 25 countries. More information is available at http://investor.netgear.com or by calling (408) 907-8000. Connect with NETGEAR at http://twitter.com/NETGEAR and http://www.facebook.com/NETGEAR.

© 2016 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks or registered trademarks of NETGEAR, Inc. and its affiliates in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.
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